Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports Second Quarter Fiscal 2010 Financial Results
•	Service segment revenue grows 15.5%; offsets 7.6% decline in product segment sales

•	Total net revenue of $18.5 million; relatively flat with prior fiscal year second quarter

•	Diluted earnings per share of $0.02 compared with $0.06 in prior year second quarter

•	Significant liquidity: Generated $3.5 million in cash from operations in first six months of fiscal 2010
ROCHESTER, NY, October 26, 2009 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair services, parts inspection and production model engineering, today reported financial results for its second quarter of fiscal 2010 which ended September 26, 2009.
Net revenue in the second quarter of fiscal 2010 was $18.5 million, relatively flat when compared with net revenue of $18.6 million in the second quarter of fiscal 2009. Second quarter fiscal 2009 results included six weeks of Westcon, Inc. operations, which the Company acquired on August 14, 2008.
Net income was $0.2 million, or $0.02 per diluted share, in the second quarter of fiscal 2010, down from net income of $0.4 million, or $0.06 per diluted share for the same period of the prior fiscal year. Net income was negatively impacted by lower operating income from the Company’s product segment.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “As the severe decline in the economy stabilized during the quarter, our performance also improved. Service segment revenue grew 15.5%, which reflects our sales and marketing investments in our targeted markets and the quality of services we provide, all of which we believe leads to high revenue retention. This growth was leveraged into expanding that segment’s gross profit margin by 180 basis points and achieving near breakeven segment operating profit. Although product segment results remained soft, sustained growth within our wind energy customer base, which accounted for 13.1% of product segment sales, somewhat mitigated external economic factors.”
Service segment revenue, which represented 35.3% of total net revenue, was up $0.9 million, or 15.5%, to $6.5 million in the second quarter of fiscal 2010, when compared with revenue of $5.7 million in the prior year second quarter. Product segment sales, representing the Company’s distribution business, for the second quarter of fiscal 2010 were $12.0 million, down $1.0 million, or 7.6%, when compared with the same period of the prior fiscal year.
Second Quarter Fiscal 2010 Review
Gross profit was $4.1 million, or 22.3% of net revenue, in the second quarter of fiscal 2010 compared with $4.5 million, or 24.4% of net revenue, in the same period of the prior fiscal year. The lower gross profit and margin was primarily due to reduced product segment sales volume, lower manufacturer volume-based rebate income, and additional product pricing pressures, offset partially by improved leverage in the service segment.
Selling, marketing and warehouse expenses increased to $2.4 million in the second quarter of fiscal 2010 compared with $2.1 million in the same period the prior fiscal year. Investment in the wind energy
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Two – October 26, 2009
market and additional sales personnel led to the $0.3 million increase. Offsetting this increase was a $0.3 million, or 18.4%, reduction in administrative expenses from cost control measures. As a result, operating expenses in the quarter were flat when compared with the prior fiscal year period.
Operating income for the second quarter of fiscal 2010 was $0.3 million, or 1.8% of net revenue, compared with $0.7 million, or 4.0% of net revenue, in the second quarter of fiscal 2009. The decline was the result of lower product segment gross profit.
The effective tax rate in the second quarter of fiscal 2010 was 39.0%. For the fiscal year, the effective tax rate is expected to be in the 38% to 40% range.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, energy and chemical process industries as well as utilities, industrial manufacturing and other industries through its ability to bundle a broad variety of premium test and measurement instruments with quality calibration services, repair capabilities, parts inspection and production model engineering for its customers through its distribution operations in New York and Oregon and its 12 Calibration Centers of Excellence in the United States, Canada and Puerto Rico. Its automated calibration tracking and management systems, breadth of calibration disciplines and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage.
Product Segment
Through its product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. The product segment primarily uses direct marketing and the Company’s website to market to end-users as well as to resellers.
Product segment net sales decreased $1.0 million, or 7.6%, to $12.0 million in the second quarter of fiscal 2010 compared with $13.0 million in the same period of the prior fiscal year. The decline in product segment sales reflected the impact of the weak economy and aggressive pricing measures partially offset by increased sales to wind energy customers.
Average product segment sales per day were $190 thousand in the second quarter of fiscal 2010 compared with $206 thousand in the same period of the prior fiscal year. Sales of the Company’s products over its website increased 34.3% to $1.0 million in the second quarter of fiscal 2010 compared with $0.7 million in the same period the prior fiscal year.
Product segment gross profit in the second quarter of fiscal 2010 was $2.7 million, or 22.2% of net product sales, compared with $3.4 million, or 26.0% of net product sales, in the second quarter of fiscal 2009. Gross margin for the product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The reduction in gross profit and gross margin in the second quarter of fiscal 2010 was due to reduced volume from the recessionary economy, increased price discounting for market share retention and lower vendor point-of-sale rebates. Vendor point-of-sale rebates are based on year-over-year growth in product segment sales. The Company did not qualify for this type of rebate in the second quarter of fiscal 2010. In the second quarter of fiscal 2009, point-of-sale rebates were $0.1 million.
Product segment operating income was $0.4 million, or 3.0% of net product sales, in the second quarter of fiscal 2010 compared with $1.1 million, or 8.3% of net product sales, in the same period of the prior fiscal year.
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Three – October 26, 2009
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 140,000 calibrations at its 12 Calibration Centers of Excellence or at its customers’ locations.
Service segment revenue was $6.5 million in the second quarter of fiscal 2010, a $0.9 million or 15.5% increase, compared with $5.7 million in the same period of the prior fiscal year. The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a trailing twelve-month trend provides a better indication of the progress of this segment. Service segment revenue for the trailing twelve months that ended September 26, 2009 were $25.2 million, up 7.6%, when compared with $23.4 million for the trailing twelve-month period that ended September 27, 2008. Transcat’s goal is to grow this business in the low double digit range over the long term.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, 15% to 20% of service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond Transcat’s chosen scope of capabilities. In the second quarter of fiscal 2010, 77.3% of service segment revenue was generated by the Company’s staff of technicians while 20.2% was subcontracted to third-party vendors.
Service segment gross profit in the second quarter of fiscal 2010 was $1.5 million, or 22.5% of service segment net revenue, up from $1.2 million, or 20.7% of service segment net revenue, in the same period of the prior fiscal year. Driving this increase is the operational leverage built into the service segment, where the Company is able to spread the fixed costs of its laboratory operations over higher volume. Organic revenue expansion provides for full leverage potential whereas acquired revenue comes with associated cost structure and therefore does not contribute to expanding margins.
The service segment operating loss was virtually breakeven for the second quarter of fiscal 2010, an improvement of $0.3 million over last year’s second quarter operating loss.
Six-Month Review
Net revenue for the first six months of fiscal 2010 was $35.7 million, down 2.1% when compared with net revenue of $36.5 million in the first six months of fiscal 2009. Fiscal 2009 results included six weeks of operations of Westcon as previously noted.
Product segment net sales were $23.2 million in the first half of fiscal 2010, down 8.0%, compared with $25.3 million in the same period of the prior fiscal year. Sales to wind energy customers in the first half of fiscal 2010 accounted for 11.9%, or $2.8 million, of net product sales. Product sales generated over the Company’s website were $1.9 million in the first six months of fiscal 2010, up 17.5%, when compared with $1.6 million in the first half of fiscal 2009.
Service segment net revenue was $12.5 million in the first six months of fiscal 2010, up 11.4%, compared with net revenue of $11.2 million in the first six months of fiscal 2009.
Gross margin was 22.3% for the first six months of fiscal 2010 compared with 24.8% in the same period of the prior fiscal year. Product segment gross margin was 22.8% and 26.6% for the first six months of fiscal 2010 and 2009, respectively. The year-over-year decrease was a result of aggressive pricing and reduced vendor volume-based rebate income. Service segment gross margin was 21.4% in the first half of fiscal 2010 compared with 20.8% in the same period of the prior fiscal year. As previously noted, higher organic service segment revenue drove the margin expansion.
Operating expenses were $7.8 million in the first six months of fiscal 2010, slightly lower than the $7.9 million reported in the same period of the prior fiscal year. Year-over-year strategic investments in
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Four – October 26, 2009
sales and marketing for the service segment and wind energy industry were more than offset by cost control measures and reductions in performance-based management compensation. Operating income in the first six months of fiscal 2010 was $0.2 million, or 0.6% of net revenue, compared with $1.1 million, or 3.1% of net revenue, in the first six months of fiscal 2009.
Net income was $0.1 million, or $0.01 per diluted share, for the first six months of fiscal 2010 compared with $0.7 million, or $0.09 per diluted share, for the same period of the prior fiscal year.
Balance Sheet and Cash Management
Net cash generated from operations was $3.5 million in the first six months of fiscal 2010 compared with $1.0 million in the same period of the prior fiscal year. The incremental cash was used to repay long-term debt which decreased to $1.6 million at September 26, 2009, compared with $2.2 million at June 27, 2009 and $3.6 million at March 28, 2009.
At September 26, 2009, accounts payable were $7.0 million compared with $4.7 million at March 28, 2009. The increase was due to inventory purchases in September in anticipation of increased demand in the second half of fiscal 2010.
Capital expenditures were $0.6 million in the first six months of fiscal 2010 and were primarily used for additional laboratory capabilities. This is relatively flat when compared with the same period of the prior fiscal year. Transcat expects capital spending for fiscal 2010 to be approximately $1.0 million. During the second quarter of fiscal 2010, Transcat made additional payments to the former owner of Westcon totaling $1.1 million based on the terms of the acquisition agreement.
Expectations for Stronger Second Half Weighted in the Fourth Quarter of Fiscal 2010
Mr. Hadeed concluded, “We feel that the economic environment is beginning to stabilize as we head into the second half of our fiscal year. We are cautiously optimistic that things will continue to improve, which should result in our second half being stronger than the first. It is still too early for us to define how wind energy sales will affect our overall business, though we feel product sales to wind energy customers should continue to be strong. Our solid cash flow generation and balance sheet will allow us to continue to make prudent and strategic investments in our infrastructure and people, so that we can maintain our focus on the execution of our long-term strategy.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, parts inspection, production model engineering and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical process, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to over 13,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Five – October 26, 2009
to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Six – October 26, 2009
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Product Sales	$11,970	$12,959	$23,238	$25,270
Service Revenue	6,525	5,651	12,465	11,193

Net Revenue	18,495	18,610	35,703	36,463

Cost of Products Sold	9,308	9,594	17,930	18,543
Cost of Services Sold	5,057	4,481	9,800	8,860

Total Cost of Products and Services Sold	14,365	14,075	27,730	27,403

Gross Profit	4,130	4,535	7,973	9,060

Selling, Marketing and Warehouse Expenses	2,449	2,148	5,008	4,743
Administrative Expenses	1,345	1,648	2,745	3,190

Total Operating Expenses	3,794	3,796	7,753	7,933

Operating Income	336	739	220	1,127

Interest Expense	11	28	25	27
Other Expense, net	17	4	32	12

Total Other Expense	28	32	57	39

Income Before Income Taxes	308	707	163	1,088
Provision for Income Taxes	120	277	64	430

Net Income	$188	$430	$99	$658

Basic Earnings Per Share	$0.03	$0.06	$0.01	$0.09
Average Shares Outstanding	7,402	7,282	7,396	7,239

Diluted Earnings Per Share	$0.02	$0.06	$0.01	$0.09
Average Shares Outstanding	7,611	7,511	7,609	7,453
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Seven – October 26, 2009
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	(Unaudited)
	September 26,	March 28,
	2009	2009
ASSETS
Current Assets:
Cash	$36	$59
Accounts Receivable, less allowance for doubtful accounts of $100 and $75 as of September 26, 2009 and March 28, 2009, respectively	8,279	8,981
Other Receivables	510	119
Inventory, net	4,865	4,887
Prepaid Expenses and Other Current Assets	1,024	774
Deferred Tax Asset	482	380

Total Current Assets	15,196	15,200
Property and Equipment, net	4,157	4,174
Goodwill	9,016	7,923
Intangible Asset, net	996	1,091
Deferred Tax Asset	608	635
Other Assets	385	368

Total Assets	$30,358	$29,391

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$7,038	$4,748
Accrued Compensation and Other Liabilities	1,787	1,757
Income Taxes Payable	94	215

Total Current Liabilities	8,919	6,720
Long-Term Debt	1,592	3,559
Other Liabilities	568	493

Total Liabilities	11,079	10,772

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,682,617 and 7,656,358 shares issued as of September 26, 2009 and March 28, 2009, respectively; 7,406,835 and 7,380,576 shares outstanding as of September 26, 2009 and March 28, 2009, respectively	3,841	3,828
Capital in Excess of Par Value	9,082	8,606
Accumulated Other Comprehensive Income	392	320
Retained Earnings	6,952	6,853
Less: Treasury Stock, at cost, 275,782 shares as of September 26, 2009 and March 28, 2009	(988)	(988)

Total Shareholders’ Equity	19,279	18,619

Total Liabilities and Shareholders’ Equity	$30,358	$29,391

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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Eight – October 26, 2009
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(Unaudited)
	Second Quarter Ended
	September 26,	September 27,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$99	$658
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(68)	55
Depreciation and Amortization	959	772
Provision for Accounts Receivable and Inventory Reserves	25	84
Stock-Based Compensation Expense	370	355
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	333	654
Inventory	27	(40)
Prepaid Expenses and Other Assets	(511)	(710)
Accounts Payable	2,290	(269)
Accrued Compensation and Other Liabilities	114	(601)
Income Taxes Payable	(131)	45

Net Cash Provided by Operating Activities	3,507	1,003

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(603)	(587)
Payments of Contingent Consideration	(1,093)	–
Purchase of Westcon, Inc., net of cash acquired	–	(4,625)

Net Cash Used in Investing Activities	(1,696)	(5,212)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,955)	4,026
Payments on Other Debt Obligations	(12)	–
Issuance of Common Stock	109	119
Excess Tax Benefits Related to Stock-Based Compensation	10	41

Net Cash (Used in) Provided by Financing Activities	(1,848)	4,186

Effect of Exchange Rate Changes on Cash	14	(1)

Net Decrease in Cash	(23)	(24)
Cash at Beginning of Period	59	208

Cash at End of Period	$36	$184

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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Nine – October 26, 2009
TRANSCAT INC.
FISCAL 2010 SECOND QUARTER
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	September 26, 2009	September 27, 2008	$ Change	% Change
Products
Net sales	$11,970	$12,959	$(989)	(7.6%)

Gross profit	2,662	3,365	(703)	(20.9%)
Margin	22.2%	26.0%

Operating income	364	1,071	(707)	(66.0%)
Margin	3.0%	8.3%

Services
Net revenue	$6,525	$5,651	$874	15.5%

Gross profit	1,468	1,170	298	25.5%
Margin	22.5%	20.7%

Operating loss	(28)	(332)	304	91.6%
Margin	(0.4%)	(5.9%)

Consolidated
Net revenue	$18,495	$18,610	$(115)	(0.6%)

Gross profit	4,130	4,535	(405)	(8.9%)
Margin	22.3%	24.4%

Operating income	336	739	(403)	(54.5%)
Margin	1.8%	4.0%
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Ten – October 26, 2009
TRANSCAT INC.
FISCAL 2010 SIX MONTHS
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Six months ended	Six months ended
	September 26, 2009	September 27, 2008	$ Change	% Change
Products
Net sales	$23,238	$25,270	$(2,032)	(8.0%)

Gross profit	5,308	6,727	(1,419)	(21.1%)
Margin	22.8%	26.6%

Operating income	660	2,019	(1,359)	(67.3%)
Margin	2.8%	8.0%

Services
Net revenue	$12,465	$11,193	$1,272	11.4%

Gross profit	2,665	2,333	332	14.2%
Margin	21.4%	20.8%

Operating loss	(440)	(892)	452	50.7%
Margin	(3.5%)	(8.0%)

Consolidated
Net revenue	$35,703	$36,463	$(760)	(2.1%)

Gross profit	7,973	9,060	(1,087)	(12.0%)
Margin	22.3%	24.8%

Operating income	220	1,127	(907)	(80.5%)
Margin	0.6%	3.1%
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Eleven – October 26, 2009
TRANSCAT INC.
ADDITIONAL INFORMATION
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2010
			FY 2010	% of
	Q1	Q2	YTD Total	Total
Direct	$9,069	$10,079	$19,148	82.4%
Reseller	2,028	1,724	3,752	16.1%
Freight Billed to Customers	171	167	338	1.5%

Total Product Sales	$11,268	$11,970	$23,238

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$10,074	$10,051	$11,147	$10,140	$41,412	80.4%
Reseller	2,039	2,699	2,675	1,906	9,319	18.1%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total Product Sales	$12,311	$12,959	$13,995	$12,215	$51,480

PRODUCT SEGMENT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2010
					FY 2010
	Q1	Q2			YTD Total
Number of business days	64	63			127
Total product sales	$11,268	$11,970			$23,238
Sales per day	$176	$190			$183

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	62	64	253
Total product sales	$12,311	$12,959	$13,995	$12,215	$51,480
Sales per day	$192	$206	$226	$191	$203
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Transcat Reports Second Quarter Fiscal 2010 Financial Results
Page Twelve – October 26, 2009
PRODUCT SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2010
			FY 2010	% of
	Q1	Q2	YTD Total	Total
United States	$9,349	$9,713	$19,062	82.0%
Canada	637	773	1,410	6.1%
Other International	1,111	1,317	2,428	10.4%
Freight Billed to Customers	171	167	338	1.5%

Total	$11,268	$11,970	$23,238

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$9,484	$10,066	$11,540	$9,853	$40,943	79.5%
Canada	784	999	866	797	3,446	6.7%
Other International	1,845	1,685	1,416	1,396	6,342	12.3%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total	$12,311	$12,959	$13,995	$12,215	$51,480

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2010
			FY 2010	% of
	Q1	Q2	YTD Total	Total
Depot/On-site	$4,710	$5,045	$9,755	78.3%
Outsourced	1,079	1,319	2,398	19.2%
Freight Billed to Customers	151	161	312	2.5%

Total Service Revenue	$5,940	$6,525	$12,465

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	Total	% of Total
Depot/On-site	$4,478	$4,441	$4,705	$5,482	$19,106	79.8%
Outsourced	911	1,065	1,093	1,064	4,133	17.3%
Freight Billed to Customers	153	145	199	203	700	2.9%

Total Service Revenue	$5,542	$5,651	$5,997	$6,749	$23,939

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